SCHEDULE A,
revised as of December 1, 2015
to the
ADVISORY AGREEMENT
dated March 1, 2012 between
RYDEX SERIES FUNDS
and
SECURITY INVESTORS, LLC
The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Fund	Rate
Nova	0.75%	Commodities Strategy Fund	0.75%
Inverse S&P 500® Strategy	0.90%	Consumer Products	0.85%
NASDAQ-100®	0.75%	Electronics	0.85%
Inverse NASDAQ-100® Strategy	0.90%	Energy Services	0.85%
Mid-Cap 1.5x Strategy	0.90%	Financial Services	0.85%
Russell 2000® 1.5x Strategy	0.90%	Health Care	0.85%
Government Long Bond 1.2x Strategy	0.50%	Internet	0.85%
Europe 1.25x Strategy	0.90%	Leisure	0.85%
S&P 500® Pure Value	0.75%	Precious Metals	0.75%
S&P 500® Pure Growth	0.75%	Real Estate	0.85%
S&P MidCap 400® Pure Value	0.75%	Retailing	0.85%
S&P MidCap 400® Pure Growth	0.75%	Technology	0.85%
Inverse Mid-Cap Strategy	0.90%	Telecommunications	0.85%
S&P SmallCap 600® Pure Value	0.75%	Transportation	0.85%
S&P SmallCap 600® Pure Growth	0.75%	Utilities	0.85%
Inverse Russell 2000® Strategy	0.90%	Long Short Equity	0.90%
Strengthening Dollar 2x Strategy	0.90%	S&P 500®	0.75%
Weakening Dollar 2x Strategy Fund	0.90%	Russell 2000®	0.75%
U.S. Government Money Market	0.50%	Inverse International 2x Strategy*	0.75%
High Yield Strategy	0.75%	Multi-Hedge Strategies	1.15%
International 2x Strategy*	0.75%	Event Driven and Distressed Strategies Fund	0.90%
Banking	0.85%	Japan 2x Strategy	0.75%
Basic Materials	0.85%	Emerging Markets 2x Strategy	0.90%
Biotechnology	0.85%	Inverse Emerging Markets 2x Strategy	0.90%
Managed Futures Strategy	0.90%	Emerging Markets Bond Strategy	0.75%
Inverse High Yield Strategy	0.75%	Monthly Rebalance NASDAQ-100® 2x Strategy	0.90%
Energy	0.85%	Dow Jones Industrial Average Fund	0.75%
Inverse Government Long Bond Strategy	0.90%

*    Denotes Funds that have not yet commenced operations.

Additions noted in bold.